Exhibit 99.2

Contacts:

For Mondelēz International		For D.E Master Blenders 1753

Media Michael Mitchell +1-847-943-5678 news@mdlz.com	Investors Dexter Congbalay +1-847-943-5454 ir@mdlz.com	International Charles Armitstead +44-203-603-5220 enquiries@pendomer.com	U.S. Tom Johnson +1-212-371-5999 tbj@abmac.com

Mondelēz International and D.E Master Blenders 1753

Complete Coffee Transactions

•	Transactions Create World’s Leading Pure-Play Coffee Company, JACOBS DOUWE EGBERTS

•	Mondelēz International Receives Approximately €3.8 Billion in Cash and a 44% Equity Interest in New Joint Venture

DEERFIELD, Ill. / AMSTERDAM – July 2, 2015 – Mondelēz International, Inc. (NASDAQ: MDLZ) and D.E Master Blenders 1753 B.V. announced today that they have completed the transactions to combine their respective coffee businesses, including Mondelēz International’s coffee portfolio in France, to create JACOBS DOUWE EGBERTS (JDE), which will be the world’s leading pure-play coffee company with annual revenues of more than €5 billion.

Upon closing, Mondelēz International received cash of approximately €3.8 billion and a 44 percent interest in the new joint venture, subject to standard post-close adjustments. Acorn Holdings B.V. (AHBV), owner of D.E Master Blenders 1753, will have a 56 percent share in JDE. AHBV is owned by an investor group led by JAB Holding Company in partnership with BDT Capital Partners, Quadrant Capital Advisors and Société Familiale d’Investissements.

The new company will be based in the Netherlands and hold market-leading positions in 18 countries globally as well as a strong emerging market presence. JDE will own some of the world’s leading coffee brands, such as Jacobs, Tassimo, Moccona, Senseo, L’OR, Douwe Egberts, Kenco, Pilão and Gevalia.

The cash-and-equity consideration paid to Mondelēz International was reduced proportionally from previous estimates to reflect Mondelēz International retaining its interest in its Korea-based joint venture, Dongsuh Foods Corporation.

Following the transactions, Mondelēz International becomes an even more focused snacking company, with approximately 85 percent of net revenues derived from biscuits, chocolate, gum and candy. By retaining a significant stake in JDE, however, Mondelēz International will continue to benefit from future growth of the coffee category.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with pro forma 2014 revenue of more than $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

About JACOBS DOUWE EGBERTS

A global coffee and tea company, serving consumers in more than 80 countries through iconic brands including: Jacobs, Tassimo, Moccona, Senseo, L’OR, Douwe Egberts, Kenco, Pilao and Gevalia. For more information, please visit: www.jacobsdouweegberts.com.

About AHBV and JAB

AHBV is a member of the JAB Holding Company, a privately held affiliated group of entities, operating under the JAB trade name. JAB, is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the consumer goods sector. The group’s portfolio includes a controlling stake in Coty Inc., a global leader in beauty, controlling stakes in luxury goods companies including Jimmy Choo, Bally and Belstaff, a controlling stake in Peet’s Coffee & Tea, a premier specialty coffee and tea company, a controlling stake in Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, a controlling stake in Einstein Noah Restaurant Group, a quick-casual restaurant company, and a controlling stake in D.E Master Blenders 1753 B.V. (“D.E”), the world’s leading pure play coffee and tea company. JAB also owns a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. JAB is overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO).

About BDT Capital Partners

BDT Capital Partners provides family-owned and entrepreneurially led companies with long-term, differentiated capital. Based in Chicago, the firm manages investment funds of more than $8 billion, with an investor base that has the ability to invest significant additional capital. BDT Capital Partners and its affiliated funds are minority investment partners of JAB in JACOBS DOUWE EGBERTS, Peet’s Coffee & Tea, Caribou Coffee Company, and Einstein Noah Restaurant Group. The firm’s affiliate, BDT & Company, is a merchant bank that provides solutions-based advice to family and founder-led businesses and access to an extensive network of world-class closely held businesses.

About Quadrant Capital Advisors, Inc.

Quadrant Capital Advisors is the exclusive investment advisor to the family of Julio Mario Santo Domingo. Similar to Patrinvest and JAB, the family has been invested for generations in the branded consumer goods sector and is today the second largest shareholder of SABMiller plc, the world’s second largest beer company.

About Société Familiale d’Investissements S.A.

Société Familiale d’Investissements S.A. is an affiliate of Patrinvest SCA. Patrinvest SCA holds the interests of some of the Belgian founding families of Anheuser-Busch InBev, the leading global brewer and one of the world’s top five consumer products companies. Their investment philosophy is compatible with JAB’s: the family is focused on the very long term and has a wealth of experience in the branded consumer goods sector.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements about: the financial and growth prospects for the new company; the future growth of the coffee category; and the benefits of the transactions to Mondelēz International. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks that growth expectations for the new company and the coffee category will not be realized and the transactions will not yield the anticipated benefits. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in Mondelēz International’s filings with the SEC, including its most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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